News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433

Exhibit 99.1

Jan. 28, 2014
(N)
NYSE:STR
14-02

Investor Contact:
Tony Ivins (801) 324-5218
Media Contact:
Chad Jones (801) 324-5495

Questar receives approval to add natural gas properties under Wexpro II Agreement

SALT LAKE CITY - Questar Gas has received approval from the Utah and Wyoming public service commissions to include natural gas producing properties under the Wexpro II Agreement. Under the terms of Wexpro II, approval was needed from both states.
“We appreciate the long-term perspective of Utah and Wyoming regulators regarding low-cost, reliable natural gas service,” said Ron Jibson, Questar chairman, president and CEO. “By developing and producing gas dedicated to Questar’s utility customers, Wexpro has saved customers more than $1 billion over the past three decades. Wexpro II was designed to perpetuate that success. These approvals extend the benefits of Wexpro production, and help keep our rates among the lowest in the nation.”
Under the terms of the original Wexpro Agreement, Questar affiliate Wexpro Company produces gas from certain properties at cost of service for the benefit of Questar’s Utah and Wyoming utility customers. The Wexpro II Agreement perpetuates that model by enabling the company to add new properties for cost-of-service development. Wexpro II, approved in 2013, stipulates that all Wexpro acquisitions within the footprint of the 1981 agreement must be offered to the public service commissions of Utah and Wyoming for inclusion as cost-of-service properties benefitting Questar’s utility customers.
In September, Wexpro acquired additional working interest in existing Wexpro-operated wells in the Trail Unit of southwestern Wyoming’s Vermillion Basin for about $104 million. Wexpro already owned 46 percent working interest in the properties; the acquisition increased that interest to 88 percent. It also added an estimated 118 billion cubic feet equivalent (Bcfe) of net proved reserves with additional upside potential.
In November 2013, Questar Gas asked regulators to include the acquired producing properties under the Wexpro II Agreement. Utah regulators gave their approval on Jan. 17, and Wyoming regulators on Jan. 27.
About Questar: Questar (NYSE: STR) is a Rockies-based integrated natural gas company with an enterprise value of about $5.6 billion and three complementary lines of business: retail natural gas distribution, interstate natural gas transportation and natural gas and oil development and production. www.Questar.com

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